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Genta Incorporated Announces First Quarter 2008 Financial Results and Corporate Highlights

BERKELEY HEIGHTS, NJ – May 8, 2008 – Genta Incorporated (OTCBB: GNTA) today announced financial results for the quarter ended March 31, 2008. From the beginning of the year, the Company has recorded significant milestones including the following:

•	AGENDA Phase 3 trial passes initial DSMB
•	Oral G4544 for bone disease completes single dose-trial in 505(b)(2) strategy
•	Tesetaxel in-licensed — leading oral taxane and new clinical-stage product
•	FDA provides regulatory guidance for Genasense in CLL
•	Company restructures to conserve cash
•	Genta will seek buyer for Ganite and terminates c-myb antisense program

“Genta has successfully diversified with three high-value clinical-stage products in our portfolio,” noted Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “The Phase 3 trial of Genasense in melanoma has now enrolled more than 25% of its target, we expect accrual completion this year, and positive results should enable worldwide regulatory filings in 2009. During the quarter, FDA provided substantial guidance on the development of each of our compounds. With G4544, an internally developed compound for skeletal diseases, we have the opportunity to submit a NDA for a product via a streamlined 505(b)(2) regulatory strategy. Our in-licensing of worldwide rights to tesetaxel has provided us with a leading oral taxane that addresses a very large and well-characterized market. This portfolio includes unique compounds that offer significant partnering opportunities to accelerate their development.”

Highlights and updates of the Genta programs appear below.

GENASENSE: THE LEADING ANTISENSE DRUG IN CLINICAL DEVELOPMENT

Genasense in Melanoma: Genta is currently enrolling patients with advanced melanoma in a randomized Phase 3 trial of Genasense plus chemotherapy, known as AGENDA. The study is designed to confirm certain safety and efficacy results from a preceding randomized trial of Genasense combined with dacarbazine in patients who have not previously received chemotherapy. AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study.

Genasense in Chronic Lymphocytic Leukemia (CLL): With guidance from the Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research, the Company is collecting survival and progression data from its completed Phase 3 trial of Genasense plus chemotherapy in patients with relapsed/refractory CLL. Genta has also submitted a proposed confirmatory Phase 3 protocol of Genasense in CLL to the FDA for Special Protocol Assessment (SPA) and to the European Medicines Agency (EMEA) for Scientific Advice.

G4544: A NEW ORAL DRUG FOR SKELETAL DISEASES

G4544 is the Company’s proprietary small molecule that is intended to treat diseases associated with accelerated bone loss. G4544 contains the active ingredient in Ganite®. Genta has completed a Phase 1 single-dose study of G4544, whose results will be presented at the 2008 ASCO meeting. The Company had a teleconference with FDA’s Endocrinology and Metabolism Division that clarified regulatory steps needed to begin more extensive clinical testing. At present, Genta intends to seek approval of G4544 by a 505(b)(2) regulatory pathway, which may shorten development time by allowing use of bioequivalence studies, rather than trials to demonstrate efficacy and safety.

TESETAXEL: A LEADING ORAL TAXANE WITH ANTICANCER ACTIVITY

Tesetaxel is the latest addition to the Genta oncology portfolio. This agent was developed to avoid serious effects associated with other taxanes (such as paclitaxel [Taxol®; Bristol Myers Squibb] and docetaxel [Taxotere®; sanofi aventis]), including severe infusion reactions, peripheral nerve damage, and drug resistance. More than 250 patients have received tesetaxel, and the drug has demonstrated anticancer activity in several clinical trials. Due to the occurrence of several fatalities related to neutropenia, the drug is currently on clinical hold in the U.S. Based upon guidance from FDA, Genta has developed a strategy that is intended to lift the clinical hold, thereby enabling clinical testing to resume. If further studies document efficacy and safety, tesetaxel offers substantial opportunities to improve convenience, safety, and activity for patients who are currently receiving conventional taxanes.

FINANCIAL INFORMATION

The Company reported a net loss of $9.7 million, or $0.29 per share, for the first quarter of 2008, compared with a net loss of $5.6 million, or $0.21 per share, for the first quarter of 2007. (All share and per-share data have been retroactively adjusted to account for the effect of a 1-for-6 reverse stock split on July 13, 2007.)

Research and development expenses were $6.4 million for the three months ended March 31, 2008, compared with $3.4 million for the three months ended March 31, 2007. This increase was primarily due to the recognition in March 2008 of $2.5 million for license payments on tesetaxel, as well as expenses from the AGENDA clinical trial. Selling, general and administrative expenses were $3.6 million for the three months ended March 31, 2008, compared with $4.1 million for the three months ended March 31, 2007. Share-based compensation expenses recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (‘‘SFAS 123R’’) declined $0.3 million.

In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provides for the issuance of 2.0 million shares of Genta common stock, for a settlement in principle of certain class action litigation. At March 31, 2007, the revised estimated value of the common shares portion of the litigation settlement was $3.7 million, based on a closing price of Genta’s common stock of $1.86 per share, resulting in a reduction in the provision of $1.6 million, recognized in the first quarter of 2007. At March 31, 2008, the revised estimated value of the common stock portion of the litigation settlement was $0.8 million, based on a closing price of Genta’s common stock of $0.39 per share, resulting in a reduction in the provision of $0.3 million, recognized in the first quarter of 2008. The larger net loss in 2008 is primarily due to recognition of the tesetaxel license payments of $2.5 million, the lower reduction in provision for settlement of litigation of $1.3 million, and higher expenses resulting from the AGENDA clinical trial.

At March 31, 2008, Genta had cash, cash equivalents and marketable securities totaling $4.1 million compared with $7.8 million at December 31, 2007. In February 2008, the Company issued 6.1 million shares of its common stock at a price of $0.50 per share, raising approximately $3.1 million, before estimated fees and expenses. During the first three months of 2008, cash used in operating activities was $6.2 million compared with $9.8 million for the same period in 2007. Lower cash used in operating activities was primarily due to the timing of payments in the two respective periods.

In April 2008, the Company reduced its workforce by approximately 30% in order to conserve cash. Genta also announced that it would seek a buyer for its sole marketed product, Ganite®. In a recent action, the Company has also terminated its license to c-myb antisense due to diminishing patent life.

The Company will maintain an appropriate level of spending over the upcoming fiscal year, given the uncertainties inherent in its business and its current liquidity position. However, absent additional funding, Genta will run out of funds in the second quarter of 2008. If the Company is unable to raise additional funds, it could be required to reduce its spending plans, reduce its workforce, license or sell assets or products it would otherwise seek to commercialize on its own, or file for bankruptcy. There can be no assurance that the Company can obtain financing, if at all, on acceptable terms. Due to the Company’s inability to demonstrate sustained compliance with the minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Markets, the Company’s common stock was recently transferred to the Over-the-Counter Bulletin Board (OTCBB) maintained by FINRA (formerly, the NASD).

CONFERENCE CALL AND WEBCAST

Genta management will host a conference call and live audio webcast to discuss financial results and recent corporate activities on May 8, 2008 at 8:00 am EST. Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (706) 679-3140 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http://www.genta.com/investorrelation/events.html. For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 44823128.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in

Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Genta Investor Relations

info@genta.com

Genta Incorporated

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31
	2008	2007
Product sales - net	$117	$94
Cost of goods sold	25	22
Gross margin	92	72
Operating expenses:
Research and development	6,438	3,383
Selling, general and administrative	3,638	4,052
Provision for settlement of litigation, net	(260)	(1,560)
Total operating expenses	9,816	5,875
Other income, net	67	198
Net loss	(9,657)	(5,605)
Net loss per basic and diluted share	$(0.29)	$(0.21)
Shares used in computing basic and diluted net loss per share	33,781	26,565

Selected Condensed Consolidated Balance Sheet Data

	March 31 2008	December 31 2007
Cash, cash equivalents and marketable securities	$4,109	$7,813
Working capital (deficiency)/surplus	(5,779)	877
Total assets	25,136	29,293
Total stockholders’ (deficit)/equity	(3,753)	2,931